Exhibit 4.10
February 24, 2005

InSite Vision Incorporated
S. Kumar Chandrasekaran, Ph.D.
President and Chief Executive Officer
965 Atlantic Avenue
Alameda, CA 94501
Placement Agent Agreement

Dear Dr. Chandrasekaran:

Reference is made to our recent discussions relating to the proposed private placement by InSite Vision Incorporated (the “Company”), of certain of its securities pursuant to Rule 506 of Regulation D of the Securities Act of 1933 (the “Act”), as hereinafter described. Based upon our discussions, your representations to us and our investigation of the Company and its principals, the present and proposed business activities of the Company and the Company's operations and financial condition, Paramount BioCapital, Inc. (“Paramount”) hereby agrees to act as exclusive placement agent for the Company, on a “best efforts” basis, to introduce the Company to qualified investors (“Investors”) in connection with a private placement offering (the “Offering”) of the Company's securities, upon the following basic terms and conditions:

1.The Offering. The Company will offer to sell debt or equity securities ( the “Securities”) representing or convertible into the Company’s common stock, par value $0.01 per share (the “Common Stock”), to persons who qualify as “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Act upon terms to be agreed upon by such Investors and the Company (the “Offering”) yielding aggregate gross proceeds to the Company of up to $10 Million (the “Maximum Offering”). The terms and conditions of the purchase and sale of the Securities in the Offering will be evidenced by a written subscription agreement between the Company and each investor in the Offering (the “Subscription Agreement”). For purposes of this letter agreement, the term “Offering Documents” shall mean the Subscription Agreements and related transaction documents to be drafted subsequent to the date hereof but prior to the offering of any of the Company’s Securities and any other document prepared or approved by the Company and provided to investors in connection with the Offering, if any (collectively the “Offering Documents”).

2. Closing. Subject to agreement between the Investors and the Company with respect to the Offering Documents, the Company intends to conduct one or more closings (each a “Closing”) of the Offering on or before March 31, 2005 subject to extension at the Company’s discretion without notice to investors for up to an additional 90 days (the “Final Closing Date”), until the date on which the Maximum Offering is met. Prior to any Closing, all subscription amounts will be deposited in a segregated escrow account with an escrow agent reasonably acceptable to the Company and Paramount. Unless terminated earlier in either the Company’s or Paramount’s sole discretion, the offering period (the “Offering Period”) will expire on the earlier of (i) the Final Closing Date; (ii) the date on which the Maximum Offering has been sold (iii) and March 31, 2005 (only if no Closing shall occur) (the “Termination Date”).

4. Placement Fees. Subject to the reduced Cash Commissions in the case of Affiliated Investments, as set forth below, (a) upon (i) each Closing and (ii) the closing of any Investment (as defined below), the Company will (x) pay to Paramount or its designees placement fees, in cash, equal to seven percent (7%) of the proceeds received by the Company at such Closing or at the closing of such Investment, as applicable (the “Cash Commissions”) and (y) issue to Paramount or its designees warrants (the “Placement Warrants”) to purchase a number of shares of the Securities (the “Placement Warrant Shares”) equal to 5% of the number of Securities actually sold (not including warrants or other securities for which no cash consideration was received upon issuance) at each Closing or at the closing of each Investment (as applicable) (the Cash Commissions and Placement Warrants are referred to collectively herein as the “Placement Fees”). The Placement Warrants, a form of which shall be agreed to in good faith by the parties and based substantially on the form of placement warrant previously issued by the Company to Paramount, shall have a purchase price of $0.02 per Placement Warrant (payable by Paramount to the Company upon issuance of each such Placement Warrant) and shall have an exercise price per share equal to 110% of the per share price at which the Securities are sold at the Closing or in the Investment (as applicable), adjust for stock splits, reverse stock splits, re-organizations, etc., have a cashless exercise feature, and be exercisable for 5 years from the Final Closing Date. For purposes of this Agreement, an “Investment” shall mean any original issuance of securities of the Company which is made during the 12-month period following the Termination Date or earlier termination or expiration of the Offering to an investor first introduced to the Company by or through Paramount (each an “Investor”). Investors will include any person or entity that participates in the Offering. Additionally, Paramount will provide the Company with a list of the Investors introduced to the Company on the date of the Termination Date or earlier termination or expiration of this Agreement that did not participate in any Offering, but were nevertheless introduced to the Company by Paramount. Such list will include (i) Proquest and Proquest’s affiliated funds specifically named in the schedule attached hereto; (ii) any person or entity for which the Company had a face to face meeting or a conference call arranged by Paramount during which the Company was able give a presentation to such entity or person concerning the Offering and (iii) any other person or entity that was introduced to the Company by Paramount provided the Company agrees, based on its sole reasonable determination in good faith, such person or entity was introduced to the Company by Paramount. Paramount, its employees and affiliates shall have the right to invest in the Offering provided they are accredited investors (each an "Affiliated Investment"). Cash Commissions with respect to any Affiliated Investment shall be three and a half percent (3.5%) of the proceeds received by the Company from such Affiliated Investment and no other Cash Commissions will be paid with respect to such Affiliated Investment.

(b) In consideration for the Company’s inclusion of the Placement Warrant Shares in the Registration Statement, Paramount agrees that it shall be deemed a “Holder” under the Subscription Agreement or other document granting the investors registration rights in the Offering and, accordingly, it shall abide by all of the terms, conditions and limitations set forth in such documents. Accordingly, the Company agrees that the shares underlying the Placement Warrants shall be afforded equivalent registration rights as the Securities sold in the Offering or in the Investment pursuant to which the Placement Warrants are issued, as applicable.

 5. Expense Allowance. At the Closing, the Company shall reimburse Paramount for its reasonable, documented expenses actually incurred up to a maximum of $30,000 (the “Expense Allowance”) to cover Paramount’s reasonable and verifiable out-of-pocket expenses incurred in connection with the Offering. Legal fees in connection with blue sky matters will be the responsibility of the Company.

6. Confidentiality. Unless required by applicable law or the rules of a regulatory body (which shall be determined by the Company in its sole discretion upon advice of its legal counsel), any services and advice rendered by Paramount pursuant to this Agreement (and the existence of this Agreement) shall not be disclosed publicly in any manner without Paramount’s prior written approval and shall be treated by the Company as confidential information. All material non-public information given to Paramount by the Company shall be treated by Paramount as confidential information and shall not be disclosed in any manner without Company’s prior written approval and shall not be used by Paramount except in rendering its services pursuant to this Agreement.

7.  Conditions to Paramount's Obligations. The obligations of Paramount hereunder are subject to (i) (A) the accuracy of the representations and warranties of the Company herein contained as of the date hereof and as of the date of each Closing; and (B) in each of the Offering Documents as of the date of each Closing; (ii) to the performance by the Company of its obligations hereunder; and (iii) to the following additional conditions:

(a) Due Qualification or Exemption. (1) The Offering contemplated by this Agreement shall become qualified or be exempt from qualification under the securities laws of the jurisdictions in which the Securities are contemplated to be offered not later than the Final Closing Date, subject to any filings to be made thereafter and (2) at the Final Closing Date no stop order suspending the sale of the Securities shall have been issued, and no proceeding for that purpose shall have been initiated or threatened;

(b) Compliance with Agreements. Except for such agreements and conditions that expressly may be performed or satisfied after the Final Closing Date, the Company shall have complied with all agreements and satisfied all conditions that the Company is required to perform or satisfy hereunder and under the Offering Documents at or prior to each Closing or the Final Closing, as applicable;

(c)  Corporate Action. The Company shall have taken all corporate action necessary in order to permit the valid execution, delivery and performance of the Offering Documents by the Company, including, without limitation, obtaining the approval of the Company's board of directors, for the execution and delivery of the Offering Documents, the performance by the Company of its obligations hereunder and the Offering contemplated hereby;

(d) Opinion of Counsel to the Company. Paramount shall have received an opinion of counsel to the Company reasonably satisfactory to Paramount and its counsel in the form mutually agreed to in good faith by the parties;

(e) Officer's Certificate. Paramount shall receive an Officer's Certificate, signed by the appropriate parties and dated as of the Closing Date in the form mutually agreed to in good faith by the parties . The certificate shall state, among other things, that the representations and warranties contained herein and in the Offering Documents are true and accurate in all material respects at such Closing Date with the same effect as though expressly made at such Closing Date and Paramount shall be entitled to rely on such representations of the Company in the Offering Documents as if they were made directly to Paramount;

(f) Escrow Agreement. The Company, Paramount and an escrow agent reasonably acceptable to the parties shall execute an Escrow Agreement for the purpose of holding funds until each Closing;

(g) No Adverse Changes. There shall not have occurred, at any time prior to each Closing: (i) any domestic or international event, act or other similar occurrence which has disrupted, or in Paramount’s sole determination, will materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the principal market or exchange on which the Common Stock is then traded for more than one-trading day; (iii) any outbreak of major hostilities or other national or international calamity having a material effect on the performance of this Agreement; (iv) any banking moratorium declared by a state or federal authority; (v) any material interruption in the mail service or other means of communication within the United States; (vi) any materially adverse change in the business, properties, assets, results of operations, prospects or financial condition of the Company; or (vii) any change in the market for securities in general or in political, financial or economic conditions which, in Paramount’s reasonable judgment, makes it inadvisable to proceed with the offering, sale, and delivery of the Securities.

8. Covenants of the Company.

(a) Notification. The Company shall notify Paramount immediately, and in writing, when any event shall have occurred during the period commencing on the date hereof and ending on the Closing Date as a result of which the Offering Documents would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(b) Blue Sky. The Company shall use its reasonable commercial efforts to qualify the Securities for offering and sale under exemptions from qualification or registration requirements under the securities or “blue sky” laws of such jurisdictions, as Paramount may reasonably request; provided however, that the Company will not be obligated to qualify as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to the jurisdiction of any jurisdiction where it is not already subject. The Company will not consummate any sale of Securities in any jurisdiction in which it is not so qualified or in any manner in which such sale may not be lawfully made.

(c) Form D Filing. The Company shall file five copies of a Notice of Sales of Securities on Form D with the SEC no later than 15 days after the date of the first Closing. The Company shall promptly file such amendments to such Notices on Form D as shall become necessary and shall also comply with any filing requirement imposed by the laws of any state or jurisdiction in which offers and sales are made.

(d) Press Releases, Etc. Except as otherwise required by applicable law or the rules of a regulatory body (which shall be determined by the Company in its sole discretion upon advice of its legal counsel), the Company shall not, during the period commencing on the date hereof and ending 30 days after the Closing Date, issue any press release or other communication (other than its year-end earnings release and conference call or other releases or communications made in the ordinary course of the Company’s business consistent with past practice, provided, however, the placement agent is provided a reasonable opportunity to review and comment on such release or other written communication), make any written or oral statement to any media organization or publication or hold any press conference, presentation or seminar, or engage in any other publicity with respect to the Company, its financial condition, results of operations, business, properties, assets, or liabilities, or the Offering, without the prior consent of Paramount, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) No Statements. Except as otherwise required by applicable law or the rules of a regulatory body (which shall be determined by the Company in its sole discretion upon advice of its legal counsel), the Company shall not use the name of Paramount or any officer, director, employee or shareholder thereof without the express consent of such party and such person.

(f) Expenses. The Company is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, its attorneys’ fees.

(h) Right of First Refusal: In the event that a Closing occurs pursuant to this letter, the Company hereby grants Paramount a right of first refusal (the “Right of First Refusal”) to act as the Company's placement agent in connection with any offering by the Company of its debt or equity securities to be conducted, with the assistance of a placement agent, during the period commencing on the Final Closing Date and ending on the close of business on December 31, 2005. Prior to engaging another placement agent in connection with such an offering (an “Alternative Engagement”), the Company shall provide notice to Paramount setting forth in reasonable detail the terms and conditions of such proposed Alternative Engagement, which notice shall be deemed to be an offer by the Company to enter into a comparable engagement with Paramount on the terms and subject to the conditions set forth in the notice (the “Alternative Engagement Notice”). Paramount shall have 10 days following the day it receives the Alternative Engagement Notice to elect, in writing, to accept the engagement pursuant to the terms and conditions set forth in the Alternative Engagement Notice. Paramount shall notify the Company in writing of its decision to accept or reject the engagement terms set forth in the Alternative Engagement Notice before the expiration of such 10 day period, and failure by Paramount to provide the

Company with such notice shall be deemed to be a rejection by Paramount. In the event Paramount elects to reject or fails to respond to the Alternative Engagement Notice, the Company shall have the right to consummate the proposed Alternative Engagement substantially in accordance with the terms described in the Alternative Engagement Notice (with such other terms and conditions which are customary and appropriate for such transactions to be agreed upon by the parties); provided that an Alternative Engagement not substantially in accordance with the terms described in the Alternative Engagement Notice will again become subject to the Right of First Refusal

(i) No Material Misstatements. Neither the Blue Sky qualification materials, the "Offering Documents" nor any attachment or supplement thereto, or any filing the Company has made with the SEC since March 1, 2004 contains an untrue statement of a material fact or omits to state a material fact which is required to be stated therein or is necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and the Company has made all SEC filings required by the SEC from March 1, 2004 through the date of this Agreement.

(j) Use of Proceeds. The net proceeds from the Offering will be used for research and development fees and expenses, including pre-clinical and clinical studies, and for working capital and general corporate purposes. The Company may also use a portion of the net proceeds for the acquisition of businesses, products and technologies that the Company believes are complementary to those of the Company, although no portion of the net proceeds has been specifically allocated for any specific acquisition. Other than accounts payable and accrued expenses incurred in the ordinary course of business, the Company shall not, until the earlier to occur of (i) March 31, 2007 and (ii) the successful completion of a pivotal Phase III clinical trial with respect to the Company’s AzaSite product candidate, use any proceeds from the Offering to repay any indebtedness of the Company including, but not limited to, any indebtedness to current executive officers or principal stockholders of the Company; provided, however, following the Closing the Company may repay up to an aggregate of $200,000 in outstanding principal and accrued but unpaid interest with respect to outstanding indebtedness of the Company.

(k) Expenses of Offering. The Company shall be responsible for and shall bear all Company Expenses (as defined below). For the purposes of this Agreement, the “Company Expenses” shall include: the costs of preparing and duplicating the Offering Documents and all exhibits thereto; the costs of preparing, printing and filing with the SEC any registration statement described in the Subscription Agreement (a “Registration Statement”) and any amendments, post-effective amendments and supplements thereto; preparing, duplicating and delivering exhibits thereto and copies of the preliminary, final and supplemental prospectus; preparing, duplicating and delivering (including by facsimile) all selling documents, including but not limited to the SEC Documents, this Agreement, the Subscription Agreements, blue sky memoranda and stock certificates; blue sky fees, filing fees; fees and disbursements of the Company’s transfer agent (collectively, the “Company Expenses”). The Company shall also be responsible for reimbursement of the Placement Agent for any costs incurred in connection with the preparation of the Offering Documents (including, without limitation, reasonable attorney’s fees, expenses and disbursements). In no event shall the Company reimburse the Placement Agent for an amount greater than the Expense Allowance.

(l) Restrictions on Securities. Except as a result of any stock splits and reverse stock splits and except as otherwise contemplated hereby, or required by a pre-existing legal or contractual obligation, during the period commencing on the Final Closing Date and ending on the close of business on June 14, 2005, the Company will not extend the expiration date or lower the exercise or the conversion price of any options, warrants, convertible securities or other security purchase rights without the prior written consent of the Placement Agent, which such consent will not be unreasonably withheld, conditioned or delayed.

(m) Paramount shall be entitled to rely on the Company’s representations and warranties given to each investor in the Offering in the Subscription Agreement as if such representation and warranty was given by the Company to Paramount.

  (n) The Company represents and warrants that it has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. The Company is not in violation of or default under, nor will the execution and delivery of this Agreement and consummation of the transactions contemplated herein will not result in a violation of, or constitute a default in the performance or observance of any law, obligation under its certificate of incorporation, as amended, or its by-laws, or any indenture, contract, material purchase order or other agreement or instrument to which the Company is a party or by which it or its property is bound or affected.

9.  Indemnification. In consideration for Paramount’s services on behalf of the Company in connection with the Offering, the Company agrees to indemnify and hold harmless Paramount and each of its affiliates, stockholders, directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the extent set forth, and as provided for, in the indemnification and contribution provisions (the “Indemnification Provisions”) attached hereto as Exhibit D and incorporated herein in their entirety. Paramount shall indemnify and hold harmless the Company and each of its affiliates, stockholders, directors, officers, employees, agents and controlling persons within the meaning of the Act and Exchange Act to the same extent as set forth in the indemnity from the Company to Paramount in Exhibit D, but only in connection with (i) information relating to Paramount furnished in writing to the Company by Paramount for the specific purpose of including such information in the Offering Documents or any Securities and Exchange Commission filing, (ii) material breaches of the representations and warranties of Paramount set forth in Section 10 hereof, and (iii) any and all losses, claims, expenses, damages and liabilities arise out of the bad faith, gross negligence or willful misconduct of Paramount.

10. Representations and Warranties of Placement Agent. Paramount represents and warrants to the Company, as of the date hereof, and as of the date of each Closing as follows:

(a) it is a member of the National Association of Securities Dealers, Inc. (“NASD”) and it has, and at all times while taking any actions constituting an offer or sale of the Securities had, all governmental licenses (including both federal and state broker dealer licenses) required to act as placement agent for the Securities.

(b) it has not used any general solicitation or general advertising in its offering of the Securities or used any offering materials not approved by the Company in writing.

(c) it reasonably believes that the subscribers contacted by Paramount satisfy the investor suitability standards set forth in Regulation D.

11. Termination; Survival. Either the Company or Paramount may terminate this Agreement at any time prior to any Closing in their respective sole discretion, with or without cause, and without liability whatsoever. Sections 4, 5, 6, 9, 11 through 15 of this Agreement shall remain operative and in full force and effect regardless of any expiration of this Agreement or termination of this Agreement by the Company. Sections 6, 9, 10, 11 through 15 of this agreement shall remain operative and in full force and effect regardless of any termination of this Agreement by Paramount.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York.

13. Binding Agreement; Non-Assignability. This Agreement shall be binding upon and inure to the benefit of Paramount and the Company and each of their successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other.

14. Other Services. Subject to Section 6 of this Agreement, nothing herein shall restrict or otherwise limit Paramount from performing similar or dissimilar services for any other party or for its own account. The provisions of this paragraph 14 shall be enforceable to the fullest extent permitted by law.

15. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements or understandings, oral or written, relating to the subject matter hereof, including that certain letter agreement between Paramount and the Company dated as of February 12, 2004. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Company and Paramount.

Remainder of page left intentionally blank.
Signature page follows.

If the foregoing conforms to your understanding, please sign and return to us the enclosed copy of this letter.

Very truly yours,

PARAMOUNT BIOCAPITAL, INC.

By: /s/Lindsay A. Rosenwald
Name: Lindsay A. Rosenwald, M.D.
Title: Chairman and Chief Executive Officer

INSITE VISION, INC.

By: /s/S. Kumar Chandrasekaran
Name: S. Kumar Chandrasekaran, Ph.D.
Title: President & Chief Executive Officer

Exhibit A

INDEMNIFICATION PROVISIONS

In connection with (i) the engagement of Paramount BioCapital, Inc. (the “Placement Agent”), by InSite Vision Incorporated (the “Company”), pursuant to that certain letter agreement dated February 24, 2005, between the Company and the Placement Agent, as it may be amended from time to time (the “Agreement”), and (ii) the offering set forth in the Agreement (the “Offering”), the Placement Agent and the Company (each, a “Party” and collectively the “Parties”) hereby agree as follows:

To the extent permitted by law, the Company will indemnify the Placement Agent and its affiliates, and the directors, officers, partners, shareholders, agents and employees of the Placement Agent (collectively the “Indemnified Persons”), harmless from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including, but not limited to, fees and expenses of counsel) which are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company in connection with the Offering, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Placement Agent pursuant to this Agreement and the Company shall reimburse any Indemnified Person for all expenses (including, but not limited to, reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding (collectively a “Claim”), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim which is finally judicially determined to have resulted primarily from the gross negligence, bad faith or willful misconduct of any person seeking indemnification hereunder or a breach by the Placement Agent of the representations and warranties set forth in Section 10 of the Agreement. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Placement Agent's engagement under the Agreement, except for any Claim incurred by the Company solely as a direct result of any Indemnified Person's gross negligence, bad faith or willful misconduct.

The Company further agrees that the Company will not, without the prior written consent of the Placement Agent (which consent shall not be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes a legally binding, unconditional and irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution, but failure to so notify the Company shall not relieve the Company from any obligation the Company may have hereunder, unless, and only to the extent that, such failure results in the forfeiture by the Company of substantial rights and defenses, and such failure to so notify the Company will not in any event relieve the Company from any other obligation or liability the Company may have to any Indemnified Person otherwise than under this Agreement. If the Company so elects, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that if, in the opinion of counsel to the Indemnified Person (such counsel and opinion being satisfactory to the Company and its counsel), that (i) there would be a conflict of interest if the Indemnified Person has counsel common to the Company or any other Indemnified Person or (ii) there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim, and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross claims or counterclaims, or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including, but not limited to, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such defense and to retain its own counsel therefor at its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not the Placement Agent is the Indemnified Person) the Company and the Placement Agent shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Placement Agent, on the other, in connection with the Placement Agent's engagement by the Company under the Agreement, subject to the limitation that in no event shall the amount of the Placement Agent's contribution to such Claim exceed the amount of fees actually received by the Placement Agent from the Company pursuant to the Placement Agent's engagement under the Agreement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Placement Agent, on the other, with respect to the Placement Agent's engagement under the Agreement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or the Company's shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Placement Agent is engaged to render services bears to (b) the fee paid or proposed to be paid to the Placement Agent in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations hereunder shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

Should the Placement Agent, or any of its directors, officers, partners, shareholders, agents or employees, be required or be requested by us to provide documentary evidence or testimony in connection with any proceeding arising from or relating to the Placement Agent's engagement under the Agreement the Company agrees to pay all reasonable expenses (including, but not limited to, reasonable fees and expenses of counsel) in complying therewith, payable in advance.
It is understood that, in connection with the Placement Agent's engagement under the Agreement, the Placement Agent may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Agreement shall apply to the original engagement and any such additional engagement and shall remain in full force and effect following the completion or termination of the Placement Agent's engagement(s).